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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

                                 March 14, 2003

ISTA Pharmaceuticals, Inc.
15279 Alton Parkway #100
Irvine, California 92618

        Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3, to be filed by ISTA Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 13,421,030 shares of the Company's common stock, $.001 par value per share, (the "Common Stock"), to be offered from time to time by certain stockholders of the Company.

        In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Articles of Incorporation and Bylaws, as amended to date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

        Based on the foregoing, and subject to compliance with applicable state securities laws, it is our opinion that the 13,421,030 shares of Common Stock have been validly issued and are fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        /s/ STRADLING YOCCA CARLSON & RAUTH